Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form S-l/A of our report dated July 23, 2005, relating to the combined financial statements of Communication Technology Advisors LLC and Capital & Technology Advisors LLC, and to the reference of our firm under the caption “Experts” in the prospectus.
Albany, New York
December 21, 2005